UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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LECG CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2007 Annual Meeting of Stockholders
and Proxy Statement

Meeting Date:
June 8, 2007

LECG Corporation
2000 Powell Street, Suite 600
Emeryville, CA 94608

April 26, 2007

To our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of LECG Corporation. The Annual Meeting will be held on Friday, June 8, 2007, at 2:00 p.m. local time, at LECG’s corporate offices located at 2000 Powell Street, Suite 600, Emeryville, CA 94608.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of April 11, 2007 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

David J. Teece Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:      Friday, June 8, 2007

Time:     2:00 p.m. local time

Place:     LECG Corporation

2000 Powell Street, Suite 600
Emeryville, CA 94608

Matters to be voted on:

1.                 Election of David J. Teece, Garrett F. Bouton, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, William J. Spencer and Walter H.A. Vandaele as directors.

2.                 Ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

3.                 To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 11, 2007 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors

Marvin A. Tenenbaum
Vice President, Chief Legal Officer and Secretary
April 26, 2007

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

TABLE OF CONTENTS

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LECG CORPORATION

PROXY STATEMENT FOR 2007
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of LECG Corporation (“LECG”) for use at the Annual Meeting of Stockholders to be held on Friday, June 8, 2007 at 2:00 p.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at LECG’s corporate offices located at 2000 Powell Street, Suite 600, Emeryville, CA 94608. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including financial statements, were first mailed on or about April 26, 2007 to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 2000 Powell Street, Suite 600, Emeryville, CA, 94608, and our telephone number is (510) 985-6700.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records showed that you owned shares of LECG as of April 11, 2007 (the “Record Date”). At the close of business on that date, we had a total of 25,252,811 shares of Common Stock issued and outstanding, which were held of record by approximately 80 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•  “FOR” the election of David J. Teece, Garrett F. Bouton, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, William J. Spencer and Walter H.A. Vandaele to the Board of Directors; and

•  “FOR” ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2008 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than December 28, 2007 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2008 Annual Meeting of Stockholders that is not to be included in LECG’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in LECG’s bylaws no later than January 26, 2008. LECG’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to LECG Corporation, 2000 Powell Street, Suite 600, Emeryville, CA 94608, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and on our website at www.lecg.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. On April 25, 2007, the Board of Directors approved a reduction in the size of the board from eight directors to seven directors, to be effective as of June 8, 2007, the date of the Annual Meeting of Stockholders. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees

The Corporate Governance Committee of the Board of Directors selected, and the Board of Directors approved, David J. Teece, Garrett F. Bouton, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, William J. Spencer and Walter H.A. Vandaele, as nominees for election to the Board of Directors at the Annual Meeting. Each of these nominees currently serves on our Board of Directors. If elected, Drs. Teece, Spencer and Vandaele, Messrs. Bouton, Jeffery and Liebeck, and Ms. Richardson will each serve as a director until our annual meeting in 2008, their respective successors are elected and qualified or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Drs. Teece, Spencer and Vandaele, Messrs. Bouton, Jeffery and Liebeck, and Ms. Richardson. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required	If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DAVID J. TEECE, GARRETT F. BOUTON, MICHAEL J. JEFFERY, WILLIAM W. LIEBECK, RUTH M. RICHARDSON, WILLIAM J. SPENCER AND WALTER H.A. VANDAELE TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees	The following table sets forth information regarding our current directors and the nominees as of April 30, 2007:

Name	Age	Position	Director Since
David J. Teece	58	Chairman of the Board	2000
Garrett F. Bouton	62	Director	2006
Michael R. Gaulke*	61	Director	2003
Michael J. Jeffery	60	Director	2003
William W. Liebeck	52	Director	2000
Ruth M. Richardson	56	Director	2003
William J. Spencer	76	Director	2002
Walter H.A. Vandaele	62	Director	2001

*                    Mr. Gaulke is not being nominated for election at the 2007 Annual Meeting and his term will expire effective on the Annual Meeting Date.

There are no family relationships between any director, director nominee and executive officer.

David J. Teece

Dr. Teece co-founded our business in 1988. He has served as our Chairman of the Board of Directors from the date of the management buyout of our business in September 2000. Dr. Teece served as the Chairman of LECG, Inc., our predecessor company, from its founding until it was acquired by Navigant Consulting, Inc. in August 1998. Dr. Teece has performed economic, business and financial consulting services in the capacity of an expert for our firm since the inception of our business, and he has been an economic, business and financial consultant for 30 years. Since 1982, Dr. Teece has been a Professor of Business Administration at the Haas School of Business at the University of California at Berkeley, where since 1994 he has directed the Institute of Management, Innovation and Organization. Dr. Teece’s position at the University of California is part-time. Dr. Teece has had teaching and research positions at Stanford University and Oxford University. He has authored over 150 publications in economics, business and technology strategy and has testified before Congress and government agencies on regulatory policy and competition policy. Dr. Teece has a PhD in Economics from the University of Pennsylvania. He also serves on the board of directors of the Atlas Family of Mutual Funds, the Atlas Insurance Trusts, Canterbury Ltd. and several other private entities.

Garrett F. Bouton

Mr. Bouton has served on our Board of Directors since November 2006. Mr. Bouton served as the Managing Director/Regional CEO of Barclays Global Investors from 1996 until 2003. Mr. Bouton founded and served as President of ARBI Assets in Rio de Janeiro, Brazil and he served as Chief Operating Officer of Rosenberg Investment Management in Orinda, California. Mr. Bouton was the Group Managing Director and Chief Executive Officer of Scandinavian Bank Group in London, England. He also serves on the board of directors of SunAmerica Annuity Funds. He has a BA from Colorado College and an MA in International Economics from the Fletcher School of Law and Diplomacy, Tufts University. Mr. Bouton serves on our Audit, Compensation and Governance Committees and is eligible to serve as Chairman of our Audit Committee effective June 8, 2007.

Michael R. Gaulke

Mr. Gaulke has served on our Board of Directors since June 2003 and his current term will expire on June 8, 2007, the date of our Annual Meeting. Since June 1996, Mr. Gaulke has been the President and Chief Executive Officer of Exponent, Inc. (formerly known as Failure Analysis Associates), a publicly traded consulting firm of engineers and scientists which is best known in the litigation support marketplace for its expertise in products liability matters and for investigating accidents and failures. Mr. Gaulke has also served on the board of directors of Exponent, Inc. since 1994. Mr. Gaulke is a member of the Board of Trustees of the Palo Alto Medical Foundation and a director of Cymer, Inc. He has a BS in Electrical Engineering from Oregon State University and an MBA from the Stanford Graduate School of Business. Mr. Gaulke serves on our Compensation and Corporate Governance Committees and as Chairman of our Audit Committee.

Michael J. Jeffery

Mr. Jeffery has served on our Board of Directors since June 2003. Mr. Jeffery was appointed Chief Executive Officer effective February 19, 2007, prior to which he had served as our Chief Operating Officer since May 2006. Through April 2006, Mr. Jeffery served on our Audit and Compensation Committees and was Chairman of our Governance Committee. Mr. Jeffery was the Treasurer and Head of the Markets Division for the Western Hemisphere and a member of the senior executive committee of Standard Chartered Bank from 1994 until 2001. Prior to his service at Standard Chartered Bank, Mr. Jeffery held senior executive financial and board of director positions with Nikko Bank, Scandinavian Bank Group, and Finacorp SA New York. He has extensive, global experience in business and financial management, trading, sales and administration, including past service on the board of directors of Banque Scandinave en Suisse, the Private Capital Group, Banco Scandinavian Sul America and Scandinavian Pacific Limited.

William W. Liebeck

Mr. Liebeck has served on our Board of Directors since September 2000. Mr. Liebeck was a partner of Thoma Cressey Equity Partners, Inc., a private equity investment firm, from June 1997 to February 2005. From June 1990 to July 1996, Mr. Liebeck was a partner at the private equity firm of Equivest Partners, Inc. Prior to that, he was a partner at the private equity firm of Golder Thoma & Co. Mr. Liebeck currently serves as a director of several private companies. He has a BA in Economics from the University of California at Berkeley and an MBA from the Stanford Graduate School of Business. Mr. Liebeck serves on our Compensation and Corporate Governance Committees.

Ruth M. Richardson

The Honorable Ruth Richardson has served on our Board of Directors since September 2003. Ms. Richardson has been an international strategic and economic policy consultant since 1994. From 1990 to 1993, Ms. Richardson served as New Zealand’s Minister of Finance. Ms. Richardson was a member of the New Zealand Parliament from 1981 to 1994. She currently serves as a chairman and director of several private companies which undertake business on a global scale, is a director of Oyster Bay Malborough Vineyards Limited, a publicly listed company in New Zealand and is a former director of the Reserve Bank of New Zealand. She has extensive, global experience in business and financial management, corporate governance, privatizations and public sector and social policy reforms. She has lectured widely and has advised governments and governmental agencies throughout the world. Ms. Richardson serves on our Audit and Compensation Committees and as Chairperson of our Corporate Governance Committee.

William J. Spencer

Dr. Spencer has served on our Board of Directors since November 2002. He has been Chairman Emeritus of the International SEMATECH, a consortium of twelve semiconductor manufacturing companies from seven countries, since November 2000. From October 1997 to October 2000, Dr. Spencer was Chairman of the Board of SEMATECH. He also served as President and Chief Executive Officer of SEMATECH from November 1990 to October 1997. Dr. Spencer is a director of iMetrikus, a privately held corporation, a member of the National Academy of Engineering, a Fellow of the Institute of Electrical and Electronics Engineers and serves on many advisory groups. Dr. Spencer held teaching positions at the University of California at Berkeley and the University of New Mexico. During 1997 and 1998, he was a member of the board of directors of LECG, Inc. prior to its acquisition by Navigant Consulting. Dr. Spencer has an MS in Mathematics and a PhD in Physics from Kansas State University. Dr. Spencer serves on our Audit Committee and as Chairman of our Compensation Committee.

Walter H.A. Vandaele

Dr. Vandaele has served on our Board of Directors since June 2001. Dr. Vandaele also has been an expert with our company since November 2000. From August 1998 to October 2000, Dr. Vandaele was a Senior Vice President of PHB Hagler Bailly, Inc., a subsidiary of Hagler Bailly, Inc. Dr. Vandaele also performed economic, business and financial consulting services at Putnam, Hayes & Bartlett, Inc. from June 1988 to August 1998. He has a Licentiaat in the Handels-en Financiële Wetenschappen from the University of Antwerp (University Faculties Saint Ignatius) (Belgium), a Doctorandus in Economics, University of Tilburg (the Netherlands) and a PhD and an MBA from the Graduate School of Business, University of Chicago.

CORPORATE GOVERNANCE

Board of Director Meetings and Committee Meetings

The Board of Directors held nine meetings during fiscal year 2006. All directors attended at least 75% percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2006.

Board Independence

The Board of Directors has determined that each of five of its current eight directors, including Garrett F. Bouton, Michael R. Gaulke, William W. Liebeck, Ruth M. Richardson, and William J. Spencer, has no material relationship with LECG, and is independent within the meaning of the NASDAQ Global Select Market director independence standards, as currently in effect. All the independent directors are standing for re-election except Michael R. Gaulke. Each of David J. Teece, Michael J. Jeffery and Walter H.A. Vandaele has a material relationship with LECG.

Committees of the Board of Directors

The Board of Directors has Audit, Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, its function and the number of meetings held during fiscal year 2006.

Audit Committee

The Audit Committee currently consists of Messrs. Gaulke, Dr. Spencer, Ms. Richardson, and Mr. Bouton who joined the Committee in November 2006; each of whom is independent within the meaning of the NASDAQ Global Select Market director independence standards, as currently in effect. Mr. Jeffery resigned from the committee in April 2006. Mr. Gaulke, the current Chairman of the Audit Committee, will cease to be a member of the Committee effective as of the date of the Annual Meeting. The Board of Directors has determined that Mr. Bouton is an “audit committee financial expert” as defined in the SEC rules and is therefore able to serve as the new Chairman of the Audit Committee. The Audit Committee held ten meetings during fiscal year 2006.

The Audit Committee oversees the accounting, financial reporting and audit processes of the Company; makes recommendations to the Board of Directors regarding the selection of an independent registered public accounting firm; reviews the results and scope of audit and other services provided by the independent registered public accounting firm; reviews the accounting principles and significant estimates to be used in preparing our financial statements; and reviews management’s assessment of our internal control over financial reporting and the independent registered accounting firm’s attestation report on management’s assessment of internal control over financial reporting, and its review and report on LECG’s internal control over financial reporting. The Audit Committee Charter is available on our website at www.lecg.com.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of and compensation for the audit and non-audit related services to be performed.

Corporate Governance Committee

The Corporate Governance Committee currently consists of Mr. Liebeck, and Ms. Richardson, Mr. Gaulke, who joined the Committee in July 2006, and Mr. Bouton who joined the Committee in February 2007, each of whom is independent within the meaning of the NASDAQ Global Select Market director independence standards, as currently in effect. Mr. Gaulke will cease to be a member of the Committee effective as of the date of the Annual Meeting. Ms. Richardson has served as Chairman of the Corporate Governance Committee since April 2006 and Mr. Jeffery served as Chairman prior to April 2006. The Corporate Governance Committee held seven meetings during fiscal year 2006.

In accordance with its charter, the Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to us; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors. The Governance Committee Charter was amended in February 2006 to expand the selection criteria for director candidates. The Governance Committee Charter is available on our website at www.lecg.com.

Stockholder Recommendations and Nominations

It is the policy of the Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders continuously holding at least the lesser of $2,000 in market value or one percent of LECG’s securities for at least twelve months prior to the date of the submission of the recommendation. A stockholder desiring to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:

Corporate Secretary LECG Corporation 2000 Powell Street, Suite 600 Emeryville, California 94608

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and LECG within the last three years and evidence of the recommending person’s ownership of LECG stock.

A stockholder desiring to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in LECG’s bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.

Director Qualifications

LECG’s Corporate Governance Committee Charter as well as its policies and procedures for director candidates contain membership guidelines and criteria for the Corporate Governance Committee to consider. Except as may be required by rules promulgated by NASDAQ or the SEC, there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, in evaluating the qualifications of the candidates, the Corporate Governance Committee considers many factors, including issues of character, judgment, business experience and acumen, independence, financial, accounting and mergers and acquisitions expertise, diversity of experience including service as an officer and/or director of a public company, other commitments and the like. Academic and business expertise, prior government service and familiarity with national and international issues affecting business are also among the relevant criteria. The Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Corporate Governance Committee considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. While the Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Corporate Governance Committee believes that candidates and nominees must reflect a Board of Directors that is composed of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board of Directors effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identification and Evaluation of Nominees for Directors	The Corporate Governance Committee’s process for evaluating and identifying the candidates that it selects, or recommends to the Board of Directors for selection, as director nominees, is as follows:

•  The Corporate Governance Committee regularly reviews the current composition and size of the Board of Directors and considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors.

•  The Corporate Governance Committee evaluates the performance of the Board of Directors as a whole and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•  In evaluating current members of the Board of Directors, the Corporate Governance Committee reviews each current member’s length of service in addition to such member’s other qualifications. Although no term limits are established for service on the Board of Directors, the Corporate Governance Committee considers and balances the disadvantages of losing the contribution of directors who over time have developed increasing insight into LECG and its operations against the potential advantages of obtaining contributions of new ideas and viewpoints. The general expectation is that independent directors will serve for six to ten years. In particular, the Corporate Governance Committee considers the desirability of periodic rotation of members of the Board of Directors who also provide services to LECG as experts (“expert directors”). The general expectation is that non-management expert directors will serve for three years.

•  The Corporate Governance Committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Corporate Governance Committee determines, a search firm. Such review may, in the Corporate Governance Committee’s discretion, include a review solely of information provided to the Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Corporate Governance Committee deems proper.

• After such review and consideration, the Corporate Governance Committee selects, or recommends that the Board of Directors select, the slate of director nominees.
Compensation Committee

The Compensation Committee currently consists of Messrs. Gaulke and Liebeck, Dr. Spencer, Ms. Richardson, and Mr. Bouton, who joined the Committee in November 2006, all of whom are independent within the meaning of the NASDAQ Global Select Market director independence standards, as currently in effect. Dr. Spencer serves as Chairman of the Compensation Committee. Mr. Jeffery resigned from the Committee in April 2006. Mr. Gaulke will cease to be a member of the committee effective the date of the Annual Meeting. The Compensation Committee held six meetings during fiscal year 2006.

The Compensation Committee oversees and makes recommendations to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves compensation plans, policies and programs for our executive officers. The Compensation Committee’s role and responsibilities are discussed in detail immediately following this section.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, no member of the Compensation Committee was an officer or employee of LECG. Mr. Jeffery resigned from the Compensation Committee when he was appointed Chief Operating Officer in April 2006. During fiscal year 2006, no executive officer of LECG served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

The Company’s policy on Director attendance at the annual meetings of LECG stockholders is that the Chairman and all other appropriate corporate officers and at least one independent director should be in attendance at the annual meeting of LECG stockholders. All other Directors are encouraged to attend the meetings.

Communicating with the Board of Directors

Stockholders may communicate with the Board of Directors by submitting an email to investor@lecg.com or by writing to us at LECG Corporation, Attention: Investor Relations, 2000 Powell Street, Suite 600, Emeryville, California 94608. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for all employees and independent contractors of LECG, which is applicable to all principal executive, financial and accounting officers. Our Code of Business Conduct and Ethics is available on our website at www.lecg.com or upon written request to LECG Corporation, Attention: Investor Relations, 2000 Powell Street, Suite 600, Emeryville, California 94608. LECG will file a Form 8-K with the SEC, disclosing any material amendment to the Code of Business Conduct and Ethics or waiver of a provision of the Code of Business Conduct and Ethics, including the name of the officer to whom the waiver was granted, within four business days after such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that we received, if any, that there were no other reports required during the fiscal year ended December 31, 2006, we believe that all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements except that on May 16, 2006, Mr. Liebeck filed a Form 4 reporting the sale of 5,900 shares of our common stock that he made on May 10, 2006.

Other Information

Certain of our insiders have entered into trading plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. These plans allow insiders to gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce any market impact and avoid concerns about whether they had material, non-public information when they sold their stock. Rule 10b5-1 allows individuals to set up plans governing future purchases and sales of a company’s stock at a time when they are not aware of material nonpublic information, even though the individual may be aware of such information when these trades are completed. The plans adopted by these LECG individuals were adopted during an authorized trading period when the individuals were not in possession of material, non-public information. As of March 31, 2007, the plans established by these LECG individuals, commonly referred to as 10b5-1 plans, provide for the sale of securities over periods of up to 12 months. The number of shares subject to these plans is approximately 327,306 as of March 31, 2007.

THE COMPENSATION COMMITTEE

Members and Roles

The members of the Compensation Committee are all independent directors meeting the director independence rules of The NASDAQ Global Select Market. None of the members have a material relationship with the Company or are officers or employees of the Company. In 2006, Dr. William J. Spencer served as Chairman, and Mr. Michael R. Gaulke, Mr. William W. Liebeck and the Hon. Ruth M. Richardson served as members of the Committee. Mr. Garrett F. Bouton joined the Committee when he was appointed to the Board in November 2006. Mr. Gaulke will cease to be a member of the Committee effective the date of the Annual Meeting.

The Compensation Committee acts pursuant to a written charter adopted on September 19, 2003 and amended on April 4, 2007. The Committee’s charter as so amended is attached to these proxy materials and is also available on our website at www.lecg.com. The Compensation Committee will review and revise the Committee’s charter, subject to the approval of the Board of Directors, as needed from time to time, particularly in light of changes in regulatory requirements and best corporate governance practices. Under its charter, the Compensation Committee may, if appropriate, use the necessary resources and exercise its authority to select, retain, terminate and approve the fees and other retention terms of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The Compensation Committee is responsible for reviewing and establishing under a delegation of authority from the Board of Directors the salaries, bonuses, stock options and other benefits for the named executive officers of the Company, as well as all other officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, (collectively, our “executive officers”). The objectives of the Committee in this regard are discussed below in Objectives of Compensation Programs.

The fundamental responsibilities of the Compensation Committee in making decisions with respect to the Company’s executive compensation policies are:

1.                Establish and review the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;

2.                Annually evaluate the performance of the Chairman and Chief Executive Officer of the Company in light of corporate goals and objectives and approve the total compensation program for the Chairman and Chief Executive Officer;

3.                Annually review and approve the total compensation program for the other executive officers of the Company, as recommended to the Committee by the Company’s Chief Executive Officer;

4.                Review and approve any severance or similar termination payments proposed to be made to any of the executive officers of the Company;

5.                Review and approve (i) compensation programs for individuals hired by the Company as experts or (ii) retention programs for experts, where the total compensation or retention program for such individuals in either case exceeds a threshold dollar amount established by the Board of Directors from time to time;

6.                Periodically review and approve the delegated authority to officers of the Company for recruiting individuals hired as experts or for retaining individuals as experts to the extent below the threshold established in item (5) above;

7.                Oversee the Company’s 2003 Stock Plan and the 2003 Employee Stock Purchase Plan, as well as any other stock option, stock purchase, incentive or other benefit plans of the Company, fulfilling such duties and responsibilities as are set forth in such plans;

8.                Review and approve awards under the Company’s 2003 Stock Plan and approve any modifications to the 2003 Employee Stock Purchase Plan, as recommended to the Committee by the Company’s Chief Executive Officer;

9.                Make regular reports to the Board of Directors concerning the activities of the Committee;

10.         Perform an annual performance evaluation of the Committee;

11.         Produce an annual report on executive compensation for inclusion in the Company’s proxy statement for the Annual Meeting of stockholders, in accordance with applicable rules and regulations; and

12.         Review and approve the Compensation Discussion and Analysis section in the Company’s proxy statement for the Annual Meeting of stockholders, as prepared by management of the Company.

The Compensation Committee also believes it has an obligation to participate in reviewing the Company’s compensation programs for professional staff and experts employed by the Company. The Director of Administration provides the Committee with periodic reports on bonus programs for junior and senior professional staff (below the expert level), salary ranges for such staff and actual amounts paid for both salary and bonus.

Committee Meetings

The Compensation Committee’s calendar and agendas are established based on an evaluation of the matters that require Committee consideration at different times during the year. Under its Charter, however, the Compensation Committee meets at least four times per year. Prior to each Committee meeting, the members receive information that management believes is helpful to the Compensation Committee, as well as materials that the Committee specifically requests. Depending on the agenda for the particular meeting, these materials may include: regular reports on annual overhang and dilution for stock options and restricted stock grants under the Company’s 2003 Stock Plan, stock option grants proposed by management, objective summaries and reviews of performance for all our executive officers, background and supporting materials on retention programs for key experts, and compensation survey information from external advisors to the Committee.

From January 1, 2006 to April 10, 2007, the Compensation Committee held ten meetings (six in 2006 and four in 2007).

The Compensation Committee met in executive session at those meetings in 2006 which considered compensation of the Company’s executive officers. During those sessions, the Chairman or the Chief Executive Officer was asked to be present. In those sessions, the Compensation Committee discussed with each of the Chairman and Chief Executive Officer his accomplishments and objectives. In addition, based on written evaluations provided by the Chief Executive Officer, the Compensation Committee discussed the performance of the following executive officers of the Company: John C. Burke, Chief Financial Officer, Marvin A. Tenenbaum, Chief Legal Officer, Gary S. Yellin, Chief Accounting Officer, and Tina M. Bussone, Director of Administration. Both the Chairman and the Chief Executive Officer were excused from the meeting when the Committee discussed their respective goals and related compensation and awards.

In its meetings, the Compensation Committee:

•       Evaluated and approved the recommended total compensation for all executive officers;

•       Discussed preliminary 2006 short and long-term management incentive plans, as well as possible modifications under consideration;

•       Established a restricted stock program for certain of our executive officers, namely Mr. Burke, Mr. Tenenbaum, Mr. Yellin and Ms. Bussone; and

•       Reviewed the SEC’s disclosure rules related to executive compensation.

The Compensation Committee Process

The Compensation Committee oversees the general compensation practices of the Company. With the assistance of outside consultants, the Compensation Committee is informed regarding competitive compensation practices including salaries, incentives and supplemental programs to assist the Company in attracting, motivating and retaining qualified executive officers capable of developing and executing the Company’s strategies. The executive compensation program for executive officers takes into account industry trends and is approved by the Compensation Committee.

Although the Compensation Committee exercises its independent judgment in reaching its compensation decisions, the Committee receives input and advice from the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Chief Legal Officer in assessing, designing and recommending compensation programs, plans and awards for our executive officers. In particular, in 2006, the Chief Financial Officer, with guidance and advice from external consultants, proposed the compensation program, plan and awards for the executive officers other than Dr. Teece and Mr. Jeffery. The Chief Legal Officer provided counsel on legal matters regarding such programs. The Chief Accounting Officer evaluated and advised the Committee regarding accounting and tax implications for the programs. The Chief Executive Officer worked with the Committee to establish individual and corporate performance objectives and targets for our executive officers, and reviewed performance against those objectives in December 2006.

DIRECTOR COMPENSATION

In accordance with our policies, board members that are executive officers of the Company do not receive any remuneration in connection with their role as a board member, but are entitled to reimbursement of reasonable expenses incurred in connection with their attendance at board and board committee meetings. On February 23, 2006, the Board of Directors approved compensation for non-executive employee board members to be the equivalent of that which is paid to the independent directors, except that non-executive employee board members are not eligible for the initial options granted to new members of the board at the inception of their board membership. They will however be eligible for the yearly non-discretionary grant of an option to purchase 7,500 shares of our common stock, which vests one year after grant. At present, Dr. Vandaele is the only non-executive employee serving on the Board.

During the period from January 1, 2006 through April 26, 2007, our non-executive directors received a quarterly retainer of $6,250 and an additional $2,000 for each regularly scheduled quarterly board meeting attended. In addition, they received $3,000 for each scheduled quarterly board committee day that they attended. We also reimbursed all directors for their reasonable expenses incurred in connection with attending board and committee meetings. Our non-executive directors also received $1,000 for each telephonic board meeting and $1,000 for each telephonic committee meeting attended, and the chairperson of each committee received an additional $1,000 for each committee meeting over which he or she presided. Each non-executive director receives a yearly non-discretionary grant of an option to purchase 7,500 shares of our common stock, which vests one year after grant. Our director compensation policy also calls for granting to non-employee directors, upon becoming a board member, a nondiscretionary grant of an option to purchase 15,625 shares of our common stock, 25% of which vests on the first anniversary of the grant date and the remainder vests monthly over the remaining three years. Options granted to our board members are subject to the terms of our 2003 Stock Option Plan

Certain directors also act in an expert capacity for us and received compensation for their work as experts, which is discussed further in the section of this Proxy titled Certain Relationships and Related Transactions.

Director Summary Compensation

The following table presents the compensation earned by each of our non-executive directors in 2006.

				Non-Equity	Non-Qualified
	Fees Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash $	Awards $	Awards $	Compensation $	Earnings $	Compensation $	Total $
Garrett F. Bouton	7,083	—	2,578	—	—	—	9,661
Michael R. Gaulke	69,000	—	73,652	—	—	—	142,652
William W. Liebeck	58,000	—	41,453	—	—	—	99,453
Ruth M. Richardson	67,000	—	75,508	—	—	—	142,508
William J. Spencer	61,000	—	73,652	—	—	—	134,652
Walter H.A. Vandaele	33,833	—	103,758	—	—	2,050,520 (1)	2,188,111

(1)             Includes expert fees and project origination fees paid during 2006 to the non-executive director in his capacity as an expert.

The amounts presented in the Option Awards column of the Directory Summary Compensation table represent the amount of equity compensation recognized for financial statement purposes, without regard to risk of forfeiture, for each fiscal year presented. These amounts have been calculated in accordance with the provisions of SFAS 123(R ) for 2006 and SFAS 123 for 2005 and 2004. The following assumptions were used to calculate the equity compensation expense presented above.

		Assumptions					Grant Date Fair
			Expected	Risk-free	Dividend	2006	Value of
	Grant	Volatility	Life	Interest Rate	Yield	Expense	Options Granted
Name	Date	(%)	(Years)	(%)	(%)	($)	in 2006 ($)
Garrett F. Bouton	12/1/2006	36.5	6.25	4.41	—	2,578	125,556
Michael R. Gaulke	8/1/2006	37.7	5.50	4.90	—	24,514	58,866
	8/1/2005	39.9	1.00	4.10	—	16,939
	8/1/2004	51.0	1.00	4.19	—	—
	8/1/2003	70.0	5.00	2.76	—	32,199
						73,652
William W. Liebeck	8/1/2006	37.7	5.50	4.90	—	24,514	58,866
	8/1/2005	39.9	1.00	4.10	—	16,939
						41,453
Ruth M. Richardson	8/1/2006	37.7	5.50	4.90	—	24,514	58,866
	8/1/2005	39.9	1.00	4.10	—	16,939
	10/13/2004	44.8	1.00	2.50	—	—
	10/13/2003	70.0	5.00	2.76	—	34,055
						75,508
William J. Spencer	8/1/2006	37.7	5.50	4.90	—	24,514	58,866
	8/1/2005	39.9	1.00	4.10	—	16,939
	8/1/2004	51.0	1.00	4.19	—	—
	8/1/2003	70.0	5.00	2.76	—	32,199
						73,652
Walter H.A. Vandaele	8/1/2006	37.7	5.50	4.90	—	24,514	58,866
	10/13/2003	70.0	5.00	2.76	—	43,573
	7/1/2003	70.0	5.00	2.76	—	35,671
	10/30/2000	60.0	4.00	4.56	—	—
						103,758

Outstanding Equity Awards for Directors at Fiscal Year-End 2006

The table below reflects all outstanding equity awards for our non-executive directors as of December 31, 2006. There have been no stock awards granted to our directors.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exerciseable #	Number of Securities Underlying Unexercised Options Unexerciseable #	Option Exercise Price ($)	Option Expiration Date
Garrett F. Bouton	—	15,625	18.23	11/30/2016
Michael R. Gaulke	—	7,500	18.25	7/31/2016
	13,018	2,607	16.00	7/31/2013
	7,500	—	15.96	8/4/2014
	7,500	—	22.04	7/31/2015
	28,018	10,107
William W. Liebeck	—	7,500	18.25	7/31/2016
	7,500	—	22.04	7/31/2015
	7,500	7,500
Ruth M. Richardson	—	7,500	18.25	7/31/2016
	12,367	3,258	16.00	7/31/2013
	7,500	—	16.03	10/12/2014
	7,500	—	22.04	7/31/2015
	27,367	10,758
William J. Spencer	—	7,500	18.25	7/31/2016
	13,018	2,607	16.00	7/31/2013
	7,500	—	15.96	8/4/2014
	7,500	—	22.04	7/31/2015
	28,018	10,107
Walter H.A. Vandaele	—	7,500	18.25	7/31/2016
	586	—	3.07	10/29/2010
	6,539	—	3.07	10/29/2011
	18,750	—	16.00	6/30/2013
	15,835	9,165	16.00	10/12/2013
	41,710	16,665

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information about the beneficial ownership of our common stock as of March 31, 2007, by:

•       each person known to us to be the beneficial owner of more than 5% of our common stock;

•       each named executive officer;

•       each of our directors; and

•       all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the tables is c/o LECG Corporation, 2000 Powell Street, Suite 600, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 25,252,811 shares of common stock outstanding on March 31, 2007.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial owner	Number of Shares owned	Number of Shares Underlying Options Exercisable Within 60 days of March 31, 2007	Percentage of Shares Outstanding
5% Stockholders
Royce & Associates(1)	2,549,300	—	10.1%
T. Rowe Price Associates(2)	1,893,450	—	7.5%
Franklin Resources, Inc.(3)	1,616,107	—	6.4%
Endowment Capital, L.P.(4)	1,369,564	—	5.4%
Mellon Financial Corporation(5)	1,296,035	—	5.1%
Directors and Executive Officers
David J.Teece(6)	1,310,235	502,348	7.0%
Michael R. Gaulke(7)	2,900	29,646	*
Michael J. Jeffery	—	29,646	*
William J. Spencer	—	29,646	*
Ruth M. Richardson	1,078	28,995	*
William W. Liebeck	—	7,500	*
Garrett F. Bouton	—	—	*
David P. Kaplan(8)	—	33,598	0.1%
Walter H.A. Vandaele	368,721	43,794	1.6%
Marvin A. Tenenbaum(9)	3,000	22,942	*
John C. Burke(10)	10,601	69,985	*
Gary S. Yellin(11)	5,198	29,144	*
All directors and executive officers as a group (12 people)	1,701,733	827,244	9.7%

*                    Less than one percent

(1)          The address of Royce & Associates LLC is 1414 Avenue of the Americas, New York, NY 10019.

(2)          The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21902.

(3)          The securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The address for FRI is One Franklin Parkway, San Mateo, California 94403-1906.

(4)          Endowment Capital, L.P., a Delaware limited partnership (“Endowment”); Long Drive, L.P., a Delaware limited partnership, (“Long Drive);” Endowment Capital Group, LLC, a Delaware limited liability company, which serves as general partner to Endowment and Long Drive (the “General Partner”); Endowment Management, LLC, a Delaware limited liability company, which serves as investment manager to Endowment and Long Drive (the “Manager”); and Mr. Philip Timon, who serves as the managing member of the General Partner and the Manager; each possess voting and dispositive power over these shares. The address for Endowment, Long Drive, the General Partner, the Manager and Mr. Timon is 1105 N. Market Street, 15th Floor, Wilmington, Delaware 19801.

(5)          The address of Mellon Financial Services is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(6)          Includes 325,000 shares held by the Teece Irrevocable Trust No. 3 U/A/D 10/14/97, 73,829 shares of common stock held by the Teece Family Millennium Trust, 123,047 shares of common stock held by the Flex Trust u/t/d February 5, 2003 and 16,625 shares of common stock held by the Teece Family Foundation.

The sole trustee of the Teece Irrevocable Trust No. 3 U/A/D 10/14/97 is Norman J. Laboe. The beneficiaries of the Teece Irrevocable Trust No. 3 are the four minor children of Dr. Teece. The co-trustees of the Teece Family Millennium Trust are Norman J. Laboe and U.S. Trust Company of Delaware. The beneficiaries of the Teece Family Millennium Trust are the four minor children of Dr. Teece, the grandchildren and more remote descendants of Dr. Teece, and the Teece Family Foundation, a private charitable foundation. Dr. Teece disclaims beneficial ownership of these shares, including shares subject to underlying options, except to the extent of his pecuniary interest therein.

The sole trustee of the Flex Trust u/t/d February 5, 2003 is Norman J. Laboe. The beneficiaries of the Flex Trust u/t/d February 5, 2003 are Dr. Teece, the descendants of Dr. Teece and the Teece Family Foundation, a private charitable foundation.

The board of directors of the Teece Family Foundation consists of Dr. Teece, his spouse, Leigh Teece, and one other individual, who collectively possess voting and dispositive power over all of the shares owned by the Teece Family Foundation. Dr. Teece disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7)          Shares are held by the Gaulke Family Trust, of which Mr. Gaulke and Judith A. Gaulke are trustees.

(8)          Mr. Kaplan resigned as President and Board member effective February 22, 2006.

(9)          Number of shares owned includes 3,000 shares of restricted stock issued January 1, 2007 with a purchase price of $0.01 per share that will cliff-vest three years from the date of issuance.

(10)   Number of shares owned includes 5,000 shares of restricted stock issued January 1, 2007 with a purchase price of $0.01 per share that will cliff-vest three years from the date of issuance.

(11)   Number of shares owned includes 3,000 shares of restricted stock issued January 1, 2007 with a purchase price of $0.01 per share that will cliff-vest three years from the date of issuance.

SUMMARY OF EQUITY COMPENSATION PLANS

2003 Stock Option Plan

The Company has a 2003 Stock Option Plan (the “Stock Option Plan”), under which options may be granted to employees and non-employee experts to purchase shares of LECG’s common stock. As of December 31, 2006, the aggregate number of options authorized for grant was 4,365,000 common shares. The Stock Option Plan provides for increases in the number of options available for issuance on the first day of each year, equal to the lesser of:

•       4% of the outstanding shares of common stock on the first day of the fiscal year;

•       1,250,000 shares; or

•       a lesser amount as may be determined by the Board of Directors.

The Board of Directors did not approve any additions to the Stock Option Plan for 2007.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”) under which eligible United States and New Zealand employees can currently purchase newly issued shares of common stock of the Company at a discount from the closing price of the stock. Effective in 2006, employees may purchase newly issued shares at 95% of the closing price of the Company’s common stock on the first and last day of the six-month offering periods, which end in April and October. Employees pay for their shares of common stock through payroll deductions at a rate equal to any whole percentage from 1% to 15% of their gross wages. The Board of Directors authorized 950,000 shares of common stock for issuance under the ESPP, which also provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, equal to the lesser of: (1) 1.5% of the outstanding shares of our common stock on the first day of the fiscal year; (2) 500,000 shares; or (3) a lesser amount determined by the Board of Directors. The Board of Directors did not approve any additions to the Employee Stock Purchase Plan for 2007.

The following table summarizes information with respect to options under LECG’s equity compensation plans at December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(A)		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)
Equity Compensation Plan Approved by Stockholders:
2003 Stock Option Plan	5,294,990	(2)	$16.54	1,695,438	(1)

(1)          Includes 648,644 shares reserved for issuance under LECG’s Employee Stock Purchase Plan.

(2)          Includes 1,993,752 options issued from our 2000 Incentive Plan, from which no additional options were granted subsequent to the adoption of the 2003 Stock Option Plan in November 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•       the amounts involved exceeded or will exceed $120,000; and

•       a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

General

In our ordinary course of business, we enter into transactions with some of our directors and officers. We believe that each of these transactions has been on terms no less favorable for us than we could have obtained in a transaction with an independent third party.

Expert Agreements

We are party to expert agreements with Walter H.A. Vandaele, a director, David J. Teece, our Chairman of the Board of Directors, and David P. Kaplan, who resigned as President and director effective February 22, 2006. All of these agreements are terminable at will, and the agreement with Dr. Vandaele does not contain restrictions on competition after termination. Pursuant to these agreements, these experts provide expert services on our behalf in consideration for a cash payment based on a percentage, which varies by expert from 70% to 100%, of the sum of the amount of fees collected by us for the hours billed by this person and a percentage (up to 14%) of staff fees collected by us on projects secured by this person. We are also required to pay to Dr. Vandaele $41,666 per month, which is deducted from expert fees and project origination fees on collected billings that would otherwise be due to Dr. Vandaele. We are also required to pay to Mr. Kaplan $58,333 per month as a draw, which is deducted from amounts earned by Mr. Kaplan for his expert fees and finder fees in connection with his consulting engagements.

Indemnification Agreements of Officers and Directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have indemnification agreements for our directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

We are an expert services firm and operate in a highly competitive environment. From the time of our initial public offering in November 2003 to the present, we have realized significant growth in our business both geographically as well as through the expansion of our service offerings. Our revenues have increased from $166 million in 2003 to $354 million in 2006, and we have doubled the number of experts and professional staff from 486 as of September 30, 2003 to 1,010 as of December 31, 2006. We recognize that a critical element to our achievements thus far has been the efforts of our executive management team and we will continue to rely upon their efforts and capabilities to develop and implement the Company’s strategy and manage its operations effectively. In order to accomplish this, we believe the Company’s executive management compensation should be competitive, reflect the level of commitment required and be designed to:

•       Attract, motivate and retain qualified executive management personnel who can contribute to the Company’s success;

•       Encourage achievement of the Company’s annual and long-range objectives by providing compensation which directly relates to the performance of the individual and the achievement of internal strategic objectives, including enhancing stockholder value; and

•       Promote a direct relationship between compensation and the Company’s performance by facilitating executive stock ownership through restricted stock and stock option awards.

The Company has a “total compensation” philosophy meaning that each element of compensation has a specific purpose. Cash compensation rewards short-term performance, typically the achievement of financial and non-financial objectives. The Company uses equity compensation to align an executive’s performance more directly to the longer-term performance of the Company’s common stock. The Company reserves the right, with both cash and equity compensation, to recognize and reward superior company and individual performance by differentiating the awards made to executives. The retirement and deferred compensation programs provide post-employment financial security based on length of service by executives and other employees of the Company. The compensation philosophy of the Company may change over time according to business needs, investor expectations, evolving financial accounting and legal standards, share dilution levels, results of compensation surveys, and market practices. The Company believes that its compensation program enables it to achieve overall success in executive retention.

In designing its executive compensation program, the Company hopes to achieve a cost-effective, competitive recognition and reward system based on the following principles:

•       Executive compensation should be competitive but not strictly benchmarked.   The Compensation Committee believes our executive compensation should be competitive in our industry, but the Committee does not rely on strict benchmarking against an industry “peer group” of companies. Although we view our competitors as consisting of economic, legal and management consulting firms such as CRA International, Navigant Consulting, Inc., FTI Consulting, Inc., and Huron Consulting Group Inc., we do not believe accurate benchmarking is possible given the highly differentiated business models of these firms and the disparity in sizes of the companies. The Committee does conduct periodic compensation reviews (with the most recent review being conducted in March 2006 when the Committee requested an external study by an executive compensation consulting firm) as a way of assessing the Company’s compensation program in the context of compensation programs offered by other firms in our industry. The Compensation Committee intends to periodically review its position on benchmarking.

•       Executive incentive compensation should be tied closely to performance.   The financial performance of the Company is a significant factor in the Company’s compensation program and it is not unusual for cash incentives to be tied entirely to the financial results for a particular year, thus emphasizing variable or performance-based pay. Individual performance and achievement of corporate objectives are also relevant in determining cash incentives for executive management.

•       Executive compensation should be aligned with the interests of the Company’s stockholders.   As a result of the emphasis on financial performance, the Compensation Committee believes that the Company’s executives will focus on meeting both financial and non-financial corporate goals that, in turn, should ultimately enhance stockholder value. The equity components of our total compensation program further align the interests of the Company’s executives with the Company’s performance and, consequently, our stockholders.

•       Executive compensation should be multi-faceted and reflect the other professional activities of certain of our executive officers.   The Company’s executive compensation program contains various components (cash, equity and retirement plans or deferred compensation) to provide a variety of compensation elements for retention and reward, but cash compensation tends to be the most heavily weighted. The Compensation Committee recognizes, however, the senior executives may be drawn from the ranks of our experts and thus the Committee needs to include an assessment of how the expert’s compensation under the Company’s expert compensation model relates to other executive compensation programs. For example, Dr. Teece and Mr. Kaplan are two of the Company’s most significant performing experts and received the majority of their cash compensation through their work as experts under our expert compensation model. Under the expert compensation model, our experts are compensated based upon a percentage of their billings, or pass-through rates, ranging from 30% to 100%. These experts also receive project origination fees which are based primarily on a percentage of the collected professional staff fees. Project origination fees can also include a percentage of the collected expert fees for those experts acting in a support role on an engagement.

Elements of Executive Compensation

The principal elements of the Company’s executive compensation program are cash compensation, equity compensation and retirement benefits. The Company also provides a limited number of other benefits, including benefits in the event of a change in control and severance benefits. Each of these compensation elements is described below.

Cash Compensation

The Company has two types of cash compensation for its senior executive officers: base salaries and annual cash incentives. As noted above, cash compensation for Dr. Teece and Mr. Kaplan also included compensation under our expert compensation model.

Base Salaries.   The Company believes that base salaries should provide a fixed level of annual income consistent with the executive officer’s position, experience, responsibilities and prior achievements and contributions. Base salaries of the Company’s executive officers are set by the Compensation Committee to reflect each executive’s contributions, level of experience and professional qualifications. Although base salaries are reviewed annually, adjustments are not automatic and are designed principally to recognize an executive officer’s performance and contributions over the prior year. Adjustments to base salary also take into account significant changes in assignment or scope of responsibility, individual performance relative to established goals and expectations for the position, and the Company’s general salary administration policy for the particular year. In making base salary decisions, the Compensation Committee exercises its discretion and judgment based on these factors and no specific formula is applied to determine the weight of each factor. Annual base salary adjustments, if any, are generally made effective as of January 1. Salary adjustments, if any, for promoted executives typically take effect upon the executive’s promotion date and assumption of new responsibilities.

For 2006, the base salary for Dr. David Teece, Chairman of the Company, was increased to $500,000. This increase in Dr. Teece’s base salary was made following the resignation of David Kaplan as President of the Company in February 2006 and Dr. Teece’s decision to assume additional operating responsibilities while the Company conducted a search for a Chief Operating Officer. This increase in Dr. Teece’s base salary also took into account a reduction in the amount of time Dr. Teece would be able to devote to his consulting activities as an expert. Nonetheless, Dr. Teece’s 2006 base salary reflected the fact that Dr. Teece acts as an expert for the Company and does not devote his full business time and attention to the management of the Company. The Compensation Committee also considered Dr. Teece’s income from his consulting activities under the Company’s expert model. In 2006, Dr. Teece earned $3,519,258 for expert services and project origination fees in connection with his consulting activities.

Mr. Kaplan, who resigned as our President in February 2006, received a base salary of $250,000 in 2006. The Compensation Committee exercised its discretion in setting this salary and considered the fact that Mr. Kaplan acted as an expert for the firm and thus did not have the ability to devote all of his business time to the management of the Company. The salary was continued after his resignation due to Mr. Kaplan’s role as an Executive Director (non-Board designation) within the firm. Although Mr. Kaplan was no longer an officer, he had continued advisory responsibility on the Company’s Executive Management Committee in certain key areas such as recruiting, acquisitions and client engagements. In 2006, Mr. Kaplan earned $2,501,227 for expert services and project origination fees in connection with his consulting activities.

Mr. Michael Jeffery became our Chief Operating Officer in May 2006 and his base salary was set at $550,000 per annum, effective May 15, 2006. This base salary reflected Mr. Jeffery’s significant experience, service to the Company as a member of the Board of Directors, and an assessment of base salaries for chief operating officers at comparably sized companies, both within the professional services industry and in other industries. When Mr. Jeffery was promoted to Chief Executive Officer on February 19, 2007, his base salary remained unchanged.

The base salaries for our other executive officers, Messrs. John C. Burke, Marvin A. Tenenbaum and Gary S. Yellin were set in April 2006 at $335,000, $400,000 and $280,000, respectively, following the Compensation Committee’s review of an external compensation survey prepared by an executive compensation consulting firm. The base salaries for Messrs. Burke, Tenenbaum and Yellin were at the high end of the range for their counterparts identified in the survey, reflecting their many years of experience, and also that their total compensation falls below the median level of their counterparts. The base salary for Mr. Yellin also took into account that the Chief Accounting Officer position contained elements of the controller and chief financial officer roles and consequently is not easily measured in the marketplace. Mr. Yellin’s base salary was strongly influenced by the scope of his responsibilities.

At its February 2007 meeting, the Committee approved the following base salaries effective January 1, 2007: Dr. Teece: reduced to $250,000, Mr. Jeffery: unchanged at $550,000, Mr. Burke: unchanged at $335,000, Mr. Tenenbaum: unchanged at $400,000, Mr. Yellin: increased to $300,000. Mr. Yellin’s base salary will be continued, notwithstanding his resignation as our Chief Accounting Officer effective March 31, 2007. Mr. Yellin will continue to oversee the Company’s Sarbanes-Oxley compliance, assist in tax-related matters, be involved with specified international subsidiaries and work directly with the Chief Executive Officer and Chief Financial Officer.

Annual Cash Incentives.   The Company’s executive compensation program includes annual cash incentives that are discretionary and dependent upon the individual’s and the Company’s performance in order to reward executive management’s contributions towards successful achievement of financial and operating objectives for the most recent fiscal year. The Compensation Committee determines and approves annual cash incentives for the Company’s senior executives based on an assessment of their achievement of both corporate and individual objectives.

For 2006, the target cash incentives for each of Dr. Teece and Mr. Jeffery (in his role as COO) were set at 100% of their base salary. Fifty percent of the cash incentive for Dr. Teece was tied to specific financial metrics based on annual revenue growth and adjusted net income growth. The remainder of Dr. Teece’s target cash incentive was tied to the performance of the Company’s Executive Management Committee, and additional management objectives relating to the Company’s professional environment, integration, management, strategic planning and branding and marketing. Mr. Jeffery’s bonus was tied to management objectives relating to the Company’s professional environment, recruitment and integration, management reporting, administrative culture, policy development, management infrastructure, finance infrastructure, and international operations. As a result of the lower than expected financial results for 2006, Dr. Teece did not earn the cash incentive that was tied to the financial performance discussed above. The Company’s poor financial and operating performance for 2006 was a determining factor in the Compensation Committee’s decision to deny Dr. Teece’s and Mr. Jeffery the remainder of the target cash incentive for 2006.

For the executive officers other than our Chairman, and Chief Executive Officer, the Compensation Committee approved a maximum cash incentive of $700,000 to be allocated based on achievement of corporate and personal objectives. The executive officers’ objectives contained elements specific to the individual and attributes common to all, such as business performance, management process, organization, people, and culture. The maximum cash incentive represented an aggregate of approximately 50% of the base salaries of the pool participants. Due to the Company’s poor financial and operating performance for 2006, the Compensation Committee decided that there would be no cash incentive payout for the other executive officers.

In February 2006, the Compensation Committee approved a special cash incentive award of $50,000 for each of Messrs. Burke, Tenenbaum and Yellin that was paid on April 15, 2006. In April 2006, the Compensation Committee approved a special cash incentive award of $50,000 for each of Messrs. Burke, Tenenbaum and Yellin that was paid on May 15, 2006. A total of $300,000 was paid to these three individuals as a result of these special cash incentive awards. These awards were designed to address on a unique basis what was perceived by the Compensation Committee as a need to provide better rewards consistent with industry trends and in recognition of the heightened importance of experienced, professional management for the firm. These awards were not tied to any particular performance metric.

Pursuant to a Senior Management Agreement with Mr. Jeffery, our Chief Executive Officer, dated effective as of March 1, 2007 and approved by the Compensation Committee, Mr. Jeffery is entitled to a guaranteed bonus of $275,000 for 2007 payable on or before February 15, 2008, subject only to continued employment. Mr. Jeffery is also eligible for a discretionary bonus of up to $275,000 for 2007 and $550,000 for 2008 based on the achievement of certain financial and non-financial performance metrics relating to the Company’s strategic plan for 2007 and 2008.

The Compensation Committee considered at its meeting on April 24, 2007 modifications to Dr. Teece’s Senior Management Agreement for fiscal year 2007. In addition, the Compensation Committee reviewed performance objectives for senior executives other than Dr. Teece and Mr. Jeffery and considered for approval cash incentive recommendations from the Chief Executive Officer.

Mr. Yellin has an employment letter with the Company dated January 8, 2003, which was amended on April 1, 2007 following Mr. Yellin’s resignation as Chief Accounting Officer on March 31, 2007. Under

such amended agreement, Mr. Yellin will receive a bonus of $150,000 on September 1, 2007 unless he voluntarily terminates his employment with LECG or is terminated for cause, and is eligible for a discretionary bonus of up to $210,000 for 2007.

Equity Compensation

Equity compensation is not currently considered the most important element of the total compensation program as the Company favors a cash-based, at-risk approach to compensation for its executive officers. In addition, the Compensation Committee adopted a policy limiting annual stock option grants to 1.5% of the outstanding shares of the Company’s common stock in order to gradually reduce the Company’s overhang (options outstanding divided by shares outstanding and options available for grant). Consequently, equity compensation will be a component of overall executive compensation to be used sparingly. When the Company uses equity compensation, it is intended to provide longer-term incentives for its named executive officers and to align the interests of the executive officers with those of the Company’s stockholders. The goal of the equity compensation program is to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Company believes that the use of meaningful time periods for vesting (typically seven years for current grants) and other features of the awards contribute to continuity and stability within the Company’s executive leadership.

The Company does not currently have a policy requiring its executive officers or directors to maintain a minimum level of equity ownership. The Compensation Committee will periodically review the appropriateness of a formal stock retention policy.

Equity compensation typically takes the form of stock options and restricted stock granted to our executive officers under the Company’s 2003 Stock Plan approved by the Company’s shareholders in November 2003. Although the Company had historically used stock options as a means of providing longer-term incentives to its executive officers, no stock option grants were made to the Company’s executive officers in 2006, except the 7,500 options granted to Mr. Jeffery in connection with his accepting the position of Chief Operating Officer. This change in philosophy regarding the use of stock options was driven primarily by the desire to reduce the Company’s option overhang, as discussed above, and the adoption of SFAS No. 123(R), effective January 1, 2006, which requires companies to expense the fair value of options granted over the options vesting period.

In determining the appropriateness of an equity compensation award to an executive officer, the Compensation Committee considers factors such as the individual performance of the executive officer, the anticipated future contribution of that officer to the attainment of our long-term strategic performance goals, and the amount of unvested options or restricted stock grants held by such individual at the time of the new award.

Option Grants

Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant, typically vesting evenly over seven years and expiring ten years after the date of the grant. This approach is designed to motivate the executive to contribute to the creation of stockholder value over the long term. The Company currently grants only non-qualified stock options because it believes that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the named executive officers of incentive stock options. The Company’s 2003 Stock Plan permits both types of options.

The Compensation Committee is responsible for approving all proposed equity compensation to employees. No stock option grants were made to executive officers in 2006, but the Compensation

Committee granted stock options to other employees of the Company in 2006 with vesting periods of between five and seven years.

Restricted Stock Awards Approved in 2006

On October 19, 2006, the Compensation Committee established a Restricted Stock Program for certain of our executive officers (the “Program”). Under the Program, Messrs. Tenenbaum and Yellin are each eligible to receive an annual grant of 3,000 shares of the Company’s common stock pursuant to a Stock Purchase Agreement under the Registrant’s 2003 Stock Option Plan (the “Plan”) over a five-year period, based on the Committee’s assessment of acceptable individual performance against established objectives. Mr. Burke is eligible to receive an annual grant of 5,000 shares of the Company’s common stock pursuant to a Stock Purchase Agreement under the Plan over a three-year period, based on the Committee’s assessment of acceptable individual performance against established objectives. The Compensation Committee approved the initial program grants to be effective January 1, 2007. Subsequent annual grants pursuant to the Program will be made on the first day of the calendar month following performance reviews for senior management at the Compensation Committee meeting in February of each subsequent year.

The initial Stock Purchase Agreement between the Company and Mr. Burke provides for the grant of 5,000 shares of the Registrant’s common stock at a purchase price of $0.01 per share. The shares granted to Mr. Burke are subject to a right of repurchase by the Registrant at a price of $0.01 per share until the earlier of the effective date of Mr. Burke’s voluntary retirement after Mr. Burke’s 70th birthday and January 1, 2010. The options will vest on January 1, 2010 provided Mr. Burke is an employee of LECG on that date.

The initial Stock Purchase Agreement between the Company and Mr. Tenenbaum provides for the grant of 3,000 shares of the Registrant’s common stock at a purchase price of $0.01 per share. The shares granted to Mr. Tenenbaum are subject to a right of repurchase by the Registrant at a price of $0.01 per share until January 1, 2010. The options will vest on January 1, 2010 provided Mr. Tenenbaum is an employee of LECG on that date.

The initial Stock Purchase Agreement between the Company and Mr. Yellin provides for the grant of 3,000 shares of the Registrant’s common stock at a purchase price of $0.01 per share. The shares granted to Mr. Yellin are subject to a right of repurchase by the Registrant at a price of $0.01 per share until January 1, 2010. The options will vest on January 1, 2010 provided Mr. Yellin is an employee of LECG on that date.

Timing of Equity Compensation Awards

The Compensation Committee currently meets in either February or April of each year to consider and act with respect to equity compensation awards for the Company’s executive officers for the then current fiscal year. This is the same meeting at which annual salary adjustments are made, and cash incentive awards are determined based on performance during the recently completed year.

The Compensation Committee, on occasion, may grant additional equity awards at other times during the year to newly hired or newly promoted executive officers or, in isolated cases, for special retention purposes. For each grant approved by the Committee, the date of grant is the first day of the month following the date on which the Committee acts to approve the award. Pursuant to the terms of the Company’s 2003 Stock Plan, stock options may not be granted at less than 100% of the fair market value of the Company’s common stock on the date of grant. The Company does not deviate from this policy, nor does it adjust the prescribed timing of grants to precede or follow public disclosure of material information. If a stock option happens to be granted on or about the time of a public disclosure of material information, it is because the prescribed date based on the Company’s policy resulted in a grant date coincident in time with such disclosure.

Only the Company’s Chairman and Chief Executive Officer may recommend stock option grants to the Compensation Committee. The Compensation Committee has the sole authority to approve or deny grants of stock options. The Compensation Committee reports its decisions on the grants of stock options and restricted stock to the Board of Directors.

Employee Stock Purchase Plan

Executive officers are also eligible to participate, along with all other employees of the Company, in the Company’s 2003 Employee Stock Purchase Plan, which permits all eligible United States and New Zealand employees to purchase newly issued shares of common stock of the Company at a discount from the closing price of the stock. Effective in 2006, employees may purchase newly issued shares at 95% of the closing price of the Company’s common stock on the first day of the six-month offering periods, which end in April and October. The Board of Directors authorized 950,000 shares of common stock for issuance under the ESPP, which also provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, equal to the lesser of: (1) 1.5% of the outstanding shares of our common stock on the first day of the fiscal year; (2) 500,000 shares; or (3) a lesser amount determined by the Board of Directors.

Retirement Benefits

The Company does not maintain a defined benefit pension plan.

The Company provides a 401(k) plan for its employees. The Company contributes 3% of a participating employee’s eligible compensation up to a maximum Company contribution of $6,000 per year.

The Company also maintains a non-qualified deferred compensation plan for expert directors, expert principals and senior administrative personnel whose annual salary compensation is at least $200,000. This plan offers eligible employees an opportunity to participate in a vehicle for additional retirement savings on a tax-deferred basis. Employees may defer up to 15% in the aggregate of all cash compensation including base annual salary and bonus. Those employees who also serve as experts, like our Chairman, Dr. Teece, may also defer the expert fee and project origination fee components of their cash compensation. Employees select investments in the deferred compensation plan from approximately 23 different “measurement funds.” Only Dr. Teece and Mr. Kaplan currently participate in this deferred compensation plan. Amounts deferred fully vest and are payable following termination of employment in accordance with the participant’s election, and subject to requirements set forth by the Internal Revenue Service.

Health Insurance and Other Benefits

All employees, including executive officers, are eligible to participate in employee benefit programs such as health insurance (medical, dental, vision), long-term disability and Company-provided term life insurance.

We believe these retirement programs and benefit plans assist the Company in attracting and retaining qualified executives.

Perquisites

The Company has generally not made use of personal benefits and perquisites to executive officers or other employees. The Company maintains an apartment near to its corporate headquarters in Emeryville California for its convenience to accommodate Company personnel while visiting the Emeryville office. The corporate apartment is used exclusively for this purpose.

The September 29, 2000 Senior Management Agreement, as amended, with our Chairman entitles Dr. Teece to two executive assistants at Company expense. The Company is also obligated to pay for Dr. Teece to have a personal driver, up to a maximum salary of $30,000 per annum, but no such driver is currently employed. Our agreement with Dr. Teece recognizes that his time availability and commitment to us must accommodate his position as a part-time faculty member at the University of California at Berkeley, and the University’s regulations regarding conflicts of commitment. Dr. Teece is not required to spend more than 50% of his business or professional time on our affairs or provide services on engagements. In order to effectively assist him on LECG and non-LECG pursuits, Dr. Teece currently has four additional staff who worked with him in 2006 on his personal and professional engagements, in addition to being available for activities more directly related to the Company’s affairs. At the present time, Dr. Teece reimburses the Company for the cost of those four personnel, including salary, bonus and benefits, in accordance with the executive assistant reimbursement policy applicable to all experts on the expert compensation model. Accordingly, the Company does not view the availability of these staff as perquisites. In 2007, Dr. Teece reimbursed the Company $139,818 for 2006 compensation and benefits for the four additional staff, which represents the amount of compensation and benefits the Company paid for these individuals in excess of amounts the Company was able to bill clients for their work on consulting engagements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The following report on executive compensation in 2006 is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Dated: April 24, 2007
Dr. William J. Spencer, Chairman Mr. Garrett F. Bouton Mr. Michael R. Gaulke Mr. William W. Liebeck Hon. Ruth M. Richardson

EXECUTIVE OFFICERS

The following table sets forth our current executive officers and their ages as of April 30, 2007.

Name	Age	Position
David J. Teece	58	Chairman of the Board of Directors
Michael J. Jeffery	60	Chief Executive Officer(1)
John C. Burke	68	Chief Financial Officer(2)
Marvin A. Tenenbaum	55	Vice President, Chief Legal Officer and Secretary
Carol Kerr	42	Vice President, General Counsel and Assistant Secretary
Tina M. Bussone	34	Director of Administration

David J. Teece	Dr. Teece’s biography is set forth under the heading “Proposal One: Election of Directors—Information About the Directors and Nominees.”
Michael J. Jeffery	Mr. Jeffery’s biography is set forth under the heading “Proposal One: Election of Directors—Information About the Directors and Nominees.”

John C. Burke

Mr. Burke has served as our Chief Financial Officer since January 2003. Prior to joining us, Mr. Burke served as the Chief Financial Officer and Treasurer of Braun Consulting Inc. for approximately six years. Prior to his service at Braun Consulting, Mr. Burke served as a member of senior management of the public accounting firm of Grant Thornton LLP for twenty years holding the positions of Chairman of the firm for three years and Chicago Area Managing Partner for seven years. He is a Certified Public Accountant and has a BS in Accounting from the University of Notre Dame.

Marvin A. Tenenbaum

Mr. Tenenbaum has served as our Secretary and Vice President since February 2003 and he served as our General Counsel from January 2001 until his appointment as Chief Legal Officer effective January 1, 2007. Prior to joining us, Mr. Tenenbaum was of counsel at the law firm of Sachnoff & Weaver from March 2000 to January 2001. From August 1998 until January 2000, Mr. Tenenbaum was the General Counsel of Operations at Navigant Consulting, Inc. and from October 1993 until August 1998, he was the General Counsel at Peterson Consulting LLC. Mr. Tenenbaum has a BA in Economics and a JD from Northwestern University.

Carol Kerr

Ms. Kerr has served as Vice President and General Counsel since January 1, 2007. Prior to joining us, Ms. Kerr was a partner with the law firm of Folger, Levin & Kahn LLP from January 2001 to December 2006.  Ms. Kerr has a BA in History from Carleton College and a JD from Georgetown University Law Center.

Tina M. Bussone

Ms. Bussone has been with us since August 1998 and served as our Director of Administration since April 2003. Prior to joining us in August 1998, Ms. Bussone worked for a law firm in Washington, D.C. Ms. Bussone has a BS in Russian Area Studies from Georgetown University and a MBA from George Washington University.

(1)          Mr. Jeffery was appointed our Chief Operating Officer on May 15, 2006 and he served in that capacity until he was appointed Chief Executive Officer on February 19, 2007.

(2)          Mr. Burke will resign as our Chief Financial Officer following the successful search for a new Chief Financial Officer.

EXECUTIVE COMPENSATION

Introduction

This section provides narrative information regarding the compensation of our executive officers. This section should be read in conjunction with the Compensation Discussion and Analysis set forth above. The following individuals are our named executive officers (“NEO”) for fiscal year ended December 31, 2006:

David J. Teece, Chairman
Michael J. Jeffery, Chief Executive Officer
Mr. John C. Burke, Chief Financial Officer
Mr. Marvin A. Tenenbaum, Chief Legal Officer and Secretary
David Kaplan, President(1)
Mr. Gary S. Yellin, Chief Accounting Officer(2)

(1)          Mr. Kaplan resigned as President and as a member of the Board of Directors effective February 22, 2006.

(2)          Mr. Yellin resigned as Chief Accounting Officer effective March 31, 2007.

Summary Compensation Table

The following table summarizes the compensation earned for services rendered to us in all capacities for the year ended December 31, 2006 by our Chairman of the Board of Directors (Principal Executive Officer through February 18, 2007), by our Chief Executive Officer (Principal Executive Officer effective February 19, 2007), our Principal Financial Officer, and the three other highest paid executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2006. Our Compensation Committee considers a number of factors, including equity and non-equity based compensation, in order to assess, determine and set total compensation for our executive officers (see the discussion in the section above entitled Objectives of Compensation Program). Those elements are then considered in the aggregate in any effort to balance market factors, individual performance and Company’s needs and performance. The Company does not intentionally target a specific ratio of salary and bonus amounts to total compensation. The amount of salary and bonus relative to total compensation for named executive officers in 2006, ranged from 6% to 90%. For addition information, see the discussion in the section above entitled Elements of the Company’s Executive Compensation Program.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Non-qualified Deferred Compensation Earnings $	All Other Compensation $		Total $
David J. Teece	2006	500,000	—	—	1,007,552	—	51,268	3,519,258	(1)	5,078,077
Chairman of the Board	2005	339,583	—	—	1,007,576	—	16,584	2,628,258	(1)	3,992,000
Principal Executive Officer	2004	225,000	—	—	685,530	—	12,622	3,457,109	(1)(2)	4,380,261
through February 18, 2007
Michael J. Jeffery	2006	302,147	—	—	53,102	—	—	26,375	(4)	381,624
Chief Executive Officer	2005	—	—	—	59,831	—	—	—		59,831
Principal Executive Officer	2004	—	—	—	42,840	—	—	—		42,840
as of February 19, 2007
John C. Burke	2006	335,000	100,000	—	89,348	—	—	6,000	(3)	530,345
Chief Financial Officer	2005	305,000	—	—	205,330	—	—	6,000	(3)	516,327
Principal Financial Officer	2004	275,000	—	—	177,130	—	—	6,000	(3)	458,127
Marvin A. Tenenbaum	2006	400,000	100,000	—	50,688	—	—	6,000	(3)	556,685
Chief Legal Officer, Vice President	2005	360,000	—	—	59,137	—	—	6,000	(3)	425,134
and Secretary	2004	340,000	—	—	48,762	—	—	6,000	(3)	394,759
David P. Kaplan	2006	225,000	—	—	1,007,552	—	27,122	2,501,227	(1)	3,760,900
Former President	2005	225,000	—	—	1,007,576	—	11,442	2,152,838	(1)	3,396,855
	2004	225,000	—	—	686,027	—	4,762	1,927,335	(1)(2)	2,843,124
Gary S. Yellin	2006	280,000	100,000	—	69,032	—	—	6,000	(3)	455,029
Chief Accounting Officer	2005	240,000	—	—	67,442	—	—	6,000	(3)	313,439
through March 31, 2007	2004	200,000	15,000	—	59,566	—	—	6,000	(3)	280,563

(1)                Includes expert fees and project origination fees paid to the named executive officer in his capacity as an expert.

(2)                Includes deferred compensation and related interest thereon paid in February 2004 of $500,000 and $169,209 for Dr. Teece and $250,000 and $84,555 for Mr. Kaplan. The deferred compensation related to their efforts in our management buyout completed in September 2000. Interest on the amounts due Dr. Teece and Mr. Kaplan was earned through the period ended February 2004.

(3)                Represents employer contributions to the LECG 401(k) Plan.

(4)                Director fees earned prior to appointment as Chief Operating Officer in February 2006

Total Compensation.   Total compensation as reported in the Summary Compensation table increased by $2.1 million, or 24% from 2005 to 2006. This increase was comprised of a $1.2 million increase in expert and project origination fees earned by Dr. Teece and Mr. Kaplan, $300,000 of bonus earned by Messrs. Burke, Tenenbaum and Yellin, a new Chief Operating Officer position created in May 2006 and filled by Mr. Jeffery until his appointment as Chief Executive Officer effective February 19, 2007, and salary increases for Dr. Teece and Messrs. Burke, Tenenbaum and Yellin.

Equity Awards.   We calculate the aggregate fair value of stock options using the Black-Sholes option-pricing model and amortize this amount for financial reporting purposes to expense over the service period. The compensation expense in the “Option Awards” column relates to option awards granted from 2000 to 2006. The amounts presented in the Option Awards column of the Executive Summary Compensation table represent the amount of equity compensation recognized for financial statement purposes, without regard to risk of forfeiture, for each fiscal year presented. These amounts have been calculated in accordance with the provisions of SFAS 123(R) for 2006 and SFAS 123 for 2005 and 2004. The following assumptions were used to calculate the equity compensation expense presented in the foregoing table.

		Assumptions
Name	Grant Date	Volatility (%)	Expected Life (Years)	Risk-free Interest Rate (%)	Dividend Yield (%)	2006 Expense ($)	2005 Expense ($)	2004 Expense ($)
David J. Teece	5/7/2004	51.0	8.6	4.19	—	925,853	925,852	603,708
	10/13/2003	70.0	5.0	2.76	—	81,699	81,724	81,822
						1,007,552	1,007,576	685,530
Michael J. Jeffery	8/1/2006	37.7	7.0	4.92	—	3,964	—	—
	8/1/2005	39.9	1.0	4.10	—	16,939	12,088	—
	8/1/2004	51.0	1.0	4.19	—	—	15,511	10,579
	8/1/2003	70.0	5.0	2.76	—	32,199	32,232	32,261
						53,102	59,831	42,840
John C. Burke	3/2/2005	41.8	7.0	3.53	—	9,600	7,999	—
	12/9/2004	44.7	7.0	4.25	—	21,911	21,911	129,196
	11/25/2003	70.0	2.8	6.00	—	24,761	24,785	24,794
	10/13/2003	70.0	2.8	5.00	—	21,787	21,792	21,819
	2/1/2003	70.0	2.8	5.00	—	11,289	128,843	1,321
						89,348	205,330	177,130
Marvin A. Tenenbaum	5/2/2005	40.9	7.0	3.90	—	10,876	7,242	—
	3/2/2005	41.8	7.0	3.53	—	9,600	7,999	—
	10/13/2003	70.0	5.0	2.76	—	10,893	10,895	10,909
	2/15/2003	70.0	5.0	2.76	—	19,319	19,322	19,376
	10/1/2001	60.0	4.0	4.56	—	—	13,679	18,225
	10/1/2000	60.0	4.0	4.56	—	—	—	252
						50,688	59,137	48,762
David P. Kaplan	5/7/2004	51.0	8.6	4.19	—	925,853	925,853	603,707
	10/13/2003	70.0	5.0	2.76	—	81,699	81,723	81,822
	9/29/2000	60.0	4.0	4.19	—	—	—	498
						1,007,552	1,007,576	686,027
Gary S. Yellin	3/2/2005	41.8	7.0	3.53	—	9,600	7,999	—
	10/13/2003	70.0	5.0	2.76	—	27,233	27,241	27,274
	2/1/2003	70.0	5.0	2.76	—	32,199	32,202	32,292
						69,032	67,442	59,566

For the grant date fair value of equity awards granted to NEOs in 2006, see the Grants of Plan-Based Awards table. For the number of outstanding equity awards held by NEOs at fiscal year-end, see the Outstanding Equity Awards table.  For the proceeds actually received by NEOs upon exercise of stock options granted in prior years, see the Option Exercises table.

Non-Qualified Deferred Compensation Earnings.   Amounts represent the above market return on deferred compensation as defined by earnings in excess of 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code).

All Other Compensation.   Represents amounts for Dr. Teece and Mr. Kaplan comprised of expert fees and project origination fees in 2006, 2005 and 2004, as well as deferred compensation and related interest earned in 2004 related to their efforts in our management buyout completed in September 2000. The amounts listed for Messrs. Burke, Tenenbaum and Yellin represent employer contributions to the LECG 401(k) Plan.

Grants of Plan-Based Awards

The following table reflects each plan-based award granted to each named executive officer for the year ended December 31, 2006.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
									Number of Shares	Number of Shares	Exercise	Grant Date Fair
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			of Stock or	of Stock or	Price of Option	Value of Option
	Grant	Approval	Threshold	Target	Minimum	Threshold	Target	Minimum	Units	Units	Awards	Awards
Name	Date	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($)	($)

David J. Teece			—	—	—	—	—	—	—	—	—	—
Michael J. Jeffery	8/1/2006	7/26/2006	—	—	—	—	—	—	—	7,500	18.25	66,689
John C. Burke			—	—	—	—	—	—	—	—	—	—
Marvin A. Tenenbaum			—	—	—	—	—	—	—	—	—	—
David P. Kaplan			—	—	—	—	—	—	—	—	—	—
Gary S. Yellin			—	—	—	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End 2006

The table below reflects all outstanding equity awards for each named executive officer as of our fiscal year ended December 31, 2006. All options were granted under our 2000 Incentive Plan and 2003 Incentive Plan. There were no stock awards granted in 2006.

	Option Awards
				Equity
				Incentive
				Plan
	Number of	Number of		Awards:
	Securities	Securities		Number of
	Underlying	Underlying		Securities
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	Exerciseable	Unexerciseable		Options	Price	Expiration
Name	(#)	(#)		($)	($)	Date
David J. Teece	468,750	—		—	5.33	10/29/2011
	29,691	17,184	(1)	—	16.00	10/12/2013
	—	750,000	(2)	—	21.85	5/6/2014
Michael J. Jeffery	—	7,500	(3)	—	18.25	7/31/2016
	13,018	2,607	(4)	—	16.00	7/31/2013
	7,500	—		—	15.96	8/4/2014
	7,500	—		—	22.04	7/31/2015
John C. Burke	46,875	—		—	16.00	1/31/2013
	5,781	3,594	(5)	—	20.65	11/24/2013
	7,917	4,583	(6)	—	16.00	10/12/2013
	4,359	10,906	(7)	—	19.10	12/8/2014
	1,874	5,626	(8)	—	18.30	3/1/2015
Marvin A. Tenenbaum	4,626	—		—	3.07	9/30/2011
	8,982	393	(9)	—	16.00	2/14/2013
	3,958	2,292	(10)	—	16.00	10/12/2013
	1,874	5,626	(11)	—	18.30	3/1/2015
	1,695	5,805	(12)	—	20.71	5/1/2015
David P. Kaplan	293,750	—			5.33	10/29/2011
	29,691	17,184	(13)	—	16.00	10/12/2013
	—	750,000	(14)	—	21.85	5/6/2014
Gary S. Yellin	14,971	654	(15)	—	16.00	1/31/2013
	9,897	5,728	(16)	—	16.00	10/12/2013
	1,874	5,626	(17)	—	18.30	3/1/2015

The options to purchase common stock outstanding and unexerciseable at December 31, 2006 will vest as follows:

		Number of
		Shares That
	Vesting Dates	Will Vest	Vest Rate
(1)	1/13/07 to 9/13/08	16,410	781 shares per month
	10/13/2008	774	100% on vest date
		17,184
(2)	2/7/2012	750,000	100% on vest date

(3)	8/1/2007	1,071	100% on vest date
	9/1/2007 to 7/1/2013	6,337	91 shares per month
	8/1/2013	92	100% on vest date
		7,500
(4)	1/1/07 to 7/1/07	2,279	326 shares per month
	8/1/2007	328	100% on vest date
		2,607
(5)	1/25/07 to 10/25/08	3,439	156 shares per month
	11/25/2008	155	100% on vest date
		3,594
(6)	1/13/07 to 9/13/08	4,376	208 shares per month
	10/13/2008	207	100% on vest date
		4,583
(7)	1/9/07 to 11/9/11	10,719	182 shares per month
	12/9/2011	187	100% on vest date
		10,906
(8)	1/2/07 to 2/2/2012	5,534	89 shares per month
	3/2/2012	92	100% on vest date
		5,626
(9)	1/15/2007	196	100% on vest date
	2/15/2007	197	100% on vest date
		393
(10)	1/13/07 to 9/13/2008	2,188	104 shares per month
	10/13/2008	104	100% on vest date
		2,292
(11)	1/2/07 to 2/2/2012	5,534	89 shares per month
	3/2/2012	92	100% on vest date
		5,626
(12)	1/2/07 to 4/2/2012	5,713	89 shares per month
	53/2/2012	92	100% on vest date
		5,805
(13)	1/13/07 to 9/13/08	16,410	781 shares per month
	10/13/2008	774	100% on vest date
		17,184
(14)	2/7/2012	750,000	100% on vest date
(15)	1/1/2007	326	100% on vest date
	2/1/2007	328	100% on vest date
		654
(16)	1/13/07 to 9/13/08	5,470	260 shares per month
	10/13/2008	258	100% on vest date
		5,728
(17)	1/2/07 to 2/2/2012	5,534	89 shares per month
	3/2/012	92	100% on vest date
		5,626

Option Exercises in Fiscal Year 2006

The following table reflects option exercises for each named executive officer during the fiscal year ended December 31, 2006. There have been no stock awards granted to our named executive officers prior to January 1, 2007.

Option Awards
Number of
	Shares Acquired	Value Realized
	Upon Exercise	Upon Exercise
Name	(#)	($)
David J. Teece	—	—
Michael J. Jeffery	—	—
John C. Burke	—	—
David P. Kaplan	292,188	4,152,382
Marvin A. Tenenbaum	22,500	315,520
Gary S. Yellin	—	—

Non-Qualified Deferred Compensation for Fiscal Year 2006

The following table reflects information related to each named executive officer’s deferral of compensation during the year ended December 31, 2006 under the Company’s nonqualified deferred compensation plan. A more detailed discussion related to such plan is contained in the section above entitled Elements of Executive Compensation Program—Retirement Benefits.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	In Last	In Last	In Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-end
Name	($)	($)	($)	($)	($)
David J. Teece	—	—	84,445	—	600,500
Michael J. Jeffery	—	—	—	—	—
John C. Burke	—	—	—	—	—
Marvin A. Tenenbaum	—	—	—	—	—
David P. Kaplan	—	—	38,543	—	213,167
Gary S. Yellin	—	—	—	—	—

Employment Contracts and Change in Control Arrangements

Expert and Senior Management Agreements

We are party to expert agreements with Dr. Teece, our Chairman, and Mr. Kaplan, our former President. All of these agreements are terminable at will and contain restrictions on competition after termination. Pursuant to these agreements, these experts provide expert services on our behalf in consideration for a cash payment based on a percentage, which varies by expert from 30% to 100%, of the sum of the amount of fees collected by us for the hours billed by this person and a percentage (typically 14% and up to 20%) of staff fees collected by us on projects secured by this person. We are also required to pay to Mr. Kaplan $58,333 per month as a draw, which is deducted from amounts earned by Mr. Kaplan for his expert fees and finder fees in connection with his consulting engagements.

In September 2000, we entered into a senior management agreement with David J. Teece, our Chairman of the Board of Directors, providing for among other things, Dr. Teece’s compensation as an expert and our Chairman of the Board of Directors. Dr. Teece’s annual base salary in 2006 for his services as our Chairman of the Board of Directors was $500,000. Dr. Teece’s agreement recognizes that his time availability and commitment to us must accommodate his position as a part-time faculty member at the University of California at Berkeley, and the University’s regulations regarding conflict of commitment. Dr. Teece is not required to spend more than 50% of his business or professional time on our affairs or provide services on engagements. In addition, we are obligated to provide him with two executive assistants at our expense. The senior management agreement does not have a specified term and is terminable at will. Severance arrangements for Dr. Teece are discussed below.

Pursuant to an additional agreement with Dr. Teece, we pay the project origination fees otherwise owing to Dr. Teece to Enterprise Research, Inc., a corporation in which Dr. Teece has a 40% equity position. In identifying the compensation paid to Dr. Teece during 2006, we have included the $1,814,713 amounts paid to this corporation for project origination fees, representing the contractual percentage (typically 14%) applied to professional staff revenue recognized on engagements secured by the expert.

In July 2006, following Mr. Kaplan’s resignation as President, we amended our agreement with Mr. Kaplan to reflect his change in status and to reflect the services that Mr. Kaplan would provide as a member of the Company’s Executive Management Committee. His salary remained unchanged at $250,000 for 2006. Mr. Kaplan is also eligible for benefits generally available to our other executive and managerial employees, and we are obligated to provide him with one executive assistant at our expense. The senior management agreement does not have a specified term and is terminable at will. Severance arrangements for Mr. Kaplan are discussed below.

On May 15, 2006, Mr. Jeffery was appointed our Chief Operating Officer and we entered in a letter agreement with him regarding his compensation and benefits. Mr. Jeffery received a base salary of $550,000 for 2006 and was eligible for a discretionary bonus of one times his base salary. The term of Mr. Jeffery’s employment is at will. The letter agreement was superseded by a Senior Management Agreement entered into by the Company and Mr. Jeffery effective as of March 1, 2007. Under the Senior Management Agreement, Mr. Jeffery is entitled to a base salary in 2007 of $550,000, and a guaranteed bonus of $275,000 for 2007 payable on or before February 15, 2008, subject only to continued employment. Mr. Jeffery is also eligible for a discretionary bonus of up to $275,000 for 2007 and $550,000 for 2008 based on the achievement of certain financial and personal performance metrics relating to the Company’s strategic plan for 2007 and 2008. Severance arrangements and arrangements regarding a change in control of the Company for Mr. Jeffery are discussed below.

Mr. Burke has an employment letter with the Company dated January 15, 2003. It does not have a definite term and is terminable at will. Severance arrangements for Mr. Burke are discussed below.

Mr. Tenenbaum has an employment letter with the Company dated December 19, 2000. It does not have a definite term and is terminable at will. There is no severance arrangement with Mr. Tenenbaum.

Mr. Yellin has an employment letter with the Company dated January 8, 2003, which was amended on April 1, 2007 following Mr. Yellin’s resignation as Chief Accounting Officer on March 31, 2007. It does not have a definite term and is terminable at will. There is no severance arrangement with Mr. Yellin, however Mr. Yellin will receive a bonus of $150,000 on September 1, 2007 unless he voluntarily terminates his employment with LECG or is terminated for cause prior to that date.

Change in Control Arrangements

Mr. Jeffery, our Chief Executive Officer, is the only executive officer with a provision in his agreement regarding compensation in the event of a change in control of the Company. This provision was added when we entered into a Senior Management Agreement with Mr. Jeffery effective March 1, 2007. A “Change in Control” is defined in Mr. Jeffery’s Senior Management Agreement as a transaction in which a controlling interest (51% or more) of the stock, or substantially all of the assets of LECG is acquired by a single acquirer or a group of acquirers acting in concert. In the event of a Change in Control, Mr. Jeffery’s employment will terminate and he will receive any unpaid portion of his base salary through March 31, 2009 and his guaranteed $275,000 bonus for 2007, if not previously paid, unless he elects to continue with the Company as CEO or in another capacity. The purpose of these provisions is to provide Mr. Jeffery with sufficient security so that he is not distracted from job duties, financially threatened by potential job loss, or motivated to act contrary to the best interests of the Company and its shareholders prior to, during or after a change in control. The decision to offer Mr. Jeffery a change in control provision was based on the Compensation Committee’s belief that such an employment security agreement was critical to its ability to attract and retain Mr. Jeffery’s services.

Severance Arrangements

The Company does not presently maintain a severance plan for its executive officers. Any severance benefit arrangements are customized agreements with the particular executive officer and are dictated by the Compensation Committee’s perception that the inclusion of such severance benefits is necessary to attract and retain the executive officer’s services. In addition, the purpose of particular severance provisions is to provide reasonable severance benefits to an executive officer who is involuntarily terminated without cause due to a reduction in force, job elimination or similar reasons.

Dr. Teece is entitled to receive severance payments for a period of six months at a rate equal to his then current base salary in the event he is terminated without cause pursuant to a senior management agreement with us. These severance payments may be extended by an additional six months in exchange for the extension of the non-competition covenants of Dr. Teece for an additional six months. Dr. Teece is generally prohibited from managing or controlling a competitive business to ours that has annual revenues greater than $5.0 million during the twelve-month period following his termination, which period is reduced to six months in the event he is terminated by us without cause; however, Dr. Teece may act as an expert in a non-managerial control position. In addition, Dr. Teece is prohibited from soliciting certain of our clients and staff during the twelve-month period following his termination.

Mr. Kaplan is entitled to receive severance payments totaling $250,000 payable over a 12 month period if we terminate his employment without cause. Mr. Kaplan is generally prohibited from managing or controlling a competitive business to ours that has annual revenues greater than $5.0 million during the twelve-month period following his termination; however, Mr. Kaplan may act as an expert in a non-managerial control position. In addition, Mr. Kaplan is prohibited from soliciting certain of our clients and staff during the twelve-month period following his termination.

Mr. Jeffery is entitled to receive severance payments if he is terminated without cause or if he resigns following the appointment of a new principal executive officer equal to his unpaid base salary through March 1, 2009 and the guaranteed bonus of $275,000 for 2007, if not previously paid.

John C. Burke is entitled to receive severance payments for a period of four months at a rate equal to his then current base salary and prior year’s bonus payable over four months in the event he is terminated without cause pursuant to his employment offer letter with us. We must also provide Mr. Burke with 60 days prior written notice of any such termination without cause.

The treatment of the Company’s retirement and equity compensation programs upon termination of employment or a change in control are discussed below in the section entitled “Potential Termination Payments.”

Potential Termination Payments

The following table quantifies the amounts that each executive officer with severance arrangements would be entitled to receive following certain types of termination events or a change in control. Each column in the following table is described in the above discussion. The amounts shown in the following table are approximate and reflect certain assumptions that we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2006 (the last day of our 2006 fiscal year) and that the value of a share of our stock on that day was $18.48, the closing share price of LECG’s stock on December 31, 2006.

In addition, in keeping with the SEC’s rules, the following table does not include payments and benefits that are not enhanced by the termination of employment or change in control. Payments and benefits not appearing in the table include: benefits accrued under the Company’s 401(k) plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the non-qualified deferred compensation plan; options and restricted stock grants that have vested and become exercisable prior to the employment termination or change in control. The following table does not include columns for voluntary termination, retirement, death or disability, as we are not obligated to pay any amounts over and above vested benefits in any of these termination scenarios. The table does not include a column for change in control payments, as there were no change in control benefits offered to any of our NEOs as of December 31, 2006.

		Termination
		Without
		Cause or for
	Description of	Good Reason
Name	Benefit	($)
David J. Teece	Severance	250,000
Michael J. Jeffery		—
John C. Burke	Severance	211,667
David P. Kaplan	Severance	250,000
Marvin A. Tenenbaum		—
Gary S. Yellin		—

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION AND ACCOUNTING TREATMENT FOR EQUITY COMPENSATION

The Compensation Committee believes that the compensation arrangements it approves for its executive officers will not generally exceed the $1.0 million deductibility limitation imposed by the provisions of Internal Revenue Code Section 162(m). However under subsection 162(m)(4)(B) of the U.S. federal tax law, the limitation on deductibility of compensation paid to executive officers excludes compensation that qualifies as commission income earned solely on account of income generated directly by the individual performance of the individual to whom such remuneration is payable. Accordingly, the compensation payable to Dr. Teece and Mr. Kaplan for expert services to the Company under the Company’s expert compensation model is not counted for purposes of calculating the $1.0 million limitation under Section 162(m). It is the Committee’s intention to have compensation for our named executive officers generally qualify as performance-based, and be deductible for U.S. federal income tax purposes, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.

At the beginning of our first quarter of 2006, we adopted the provisions of SFAS 123(R), which require us to recognize expense related to the fair value of our stock based compensation awards (including stock options). The Company did not accelerate the vesting of any outstanding options to purchase common stock of LECG subsequent to the approval of SFAS 123(R) by the Financial Accounting Standards Board.

AUDIT COMMITTEE REPORT

LECG has a standing Audit Committee, established by its Board of Directors for the purpose of overseeing LECG’s accounting and financial disclosure and reporting processes, the quality of management over LECG’s accounting and finance organizations, LECG’s internal control over financial reporting and audits of LECG’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, with at least one member qualifying as an audit committee financial expert, as defined in SEC rules, and it operates under a written charter adopted by the Board of Directors. LECG intends for the composition of the Audit Committee, and the attributes of its members and its responsibilities, as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee is required to meet once each quarter with management and LECG’s independent auditors. Additional meetings are held on an as-needed basis. These supplemental meetings are typically attended telephonically for the purpose of achieving specific objectives or obtaining approvals in a timely fashion. LECG’s Audit Committee has a workplan for the year that forms the basis for the meetings’ agendas. This workplan includes reviewing LECG’s financial statements, the underlying critical accounting policies and estimates used in preparing LECG’s financial statements, internal control over financial reporting and matters that arise in the course of the quarterly reviews and annual audit by LECG’s independent auditors. In addition to these matters, and in accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by LECG regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by LECG’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

The Audit Committee monitors the activities and performance of Deloitte & Touche LLP, LECG’s independent registered public accounting firm, including the audit scope, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. LECG’s independent registered public accounting firm has provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of internal control over financial reporting as of December 31, 2006, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. The Audit Committee has also reviewed and discussed with Deloitte & Touche LLP its attestation report on management’s assessment of internal control over financial reporting, and its review and report on LECG’s internal control over financial reporting.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee).

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

Respectfully submitted by:
Michael R. Gaulke, Chairman Garrett F. Bouton William J. Spencer Ruth M. Richardson

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The decision of the Board of Directors to appoint Deloitte & Touche LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Deloitte & Touche LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, at its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of LECG and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors may reconsider its selection.

Deloitte & Touche LLP has audited our financial statements since fiscal year 2000. The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By Deloitte & Touche LLP During Fiscal Years 2005 and 2006

The following table presents the fees paid or accrued by LECG for the audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2005 and 2006. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process:

	2005	2006
	(in thousands)
Audit Fees(1)	$815	$963
Audit-Related Fees(2)	53	339
Tax Fees(3)
Tax Compliance	110	250
Tax Advice	63	26
All Other Fees(4)	—	—
Total Fees	$1,041	$1,578

(1)          Audit fees represent fees for professional services provided in connection with the audits of our financial statements, internal controls over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and 2006; and review of our quarterly financial statements;

(2)          Audit-related fees consist primarily of fees for services performed in connection with acquisitions.

(3)          Fees related to tax compliance are primarily for federal and states’ filing requirements. Fees for tax advice consisted of assistance with matters related to certain foreign and domestic tax issues and in connection with acquisitions.

(4)          There were no other services performed by Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy.   Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit, audit related and non-audit related services to be performed by LECG’s independent registered public accounting firm and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS LECG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that LECG specifically incorporates it by reference into such filing.

OTHER MATTERS

We know of no other matters to be submitted to the 2007 Annual Meeting of Stockholders. If any other matters properly come before the 2007 Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 26, 2007
/s/ MARVIN A. TENENBAUM
Marvin A. Tenenbaum
Vice President, Chief Legal Officer and Secretary

APPENDIX A

LECG CORPORATION

COMPENSATION COMMITTEE CHARTER

Latest Revision Date: April 4, 2007

Purpose

The Compensation Committee (the “Committee”) shall be responsible for reviewing and making decisions under a delegation of authority from the Board of Directors with respect to salaries, bonuses, stock options and other benefits for executive officers of LECG Corporation (the “Company”). In performing this function, it shall be the objective of the Committee to: (i) encourage the achievement of the Company’s long-range objectives by providing compensation which directly relates to the performance of the individual and the achievement of internal strategic objectives, including enhancing shareholder value; (ii) establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within the Company’s industry; (iii) promote a direct relationship between compensation and the Company’s performance by facilitating executive officer stock ownership through restricted stock and stock option awards and (iv) insure that LECG executive compensation supports shareholder interest in corporate performance. The Committee shall produce an annual report on executive compensation for inclusion in the Company’s proxy statement for the annual meeting of stockholders, in accordance with applicable rules and regulations.

Composition of the Committee

The members of the Committee shall be independent directors meeting the listing standards of the NASDAQ and appointed by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee. All of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations there under). The Chairman of the Committee shall be designated by the Board of Directors. In the absence of the Chairman, the members of the Committee may designate a chairman by majority vote. The Board of Directors may at any time remove one or more directors as members of the Committee.

Authority and Responsibilities

The Committee is authorized to establish the compensation of executive officers of the Company, to approve and administer the annual incentive plan or plans applicable to executive officers of the Company, including, without limitation, the Executive Incentive Plan, and to administer the equity incentive plans of the Company as may from time to time be acquired or adopted, including, without limitation, the 2003 Stock Option Plan and the 2003 Employee Stock Purchase Plan. To that end, the Committee shall have and may exercise all the powers and authority of the Board of Directors to the extent permitted under Section 141 of the Delaware General Corporation Law.

The Committee may determine, from time to time the advisability of retaining a compensation consultant to assist in the evaluation of the Chairman, Chief Executive Officer or any other executive officer compensation. The Committee has the authority to retain, at Company expense, and terminate a compensation consultant, including sole authority to approve the consultant’s fees and other retention terms.

The Committee is responsible for making decisions with respect to the Company’s executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the

Committee shall review and approve corporate goals and objectives relevant to the compensation to be paid to the Chairman, Chief Executive Officer and each of the other executive officers of the Company.

The Committee shall:

1.                Establish and review the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;

2.                Annually evaluate the performance of the Chairman and Chief Executive Officer of the Company in light of corporate goals and objectives and approve the total compensation program for the Chairman and Chief Executive Officer;

3.                Annually review and approve of the total compensation program for the Named Executive Officers of the Company (as defined by the rules and regulations of the Securities and Exchange Commission from time to time) and all other officers of the Company that are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, as such are recommended to the Committee by the Company’s Chief Executive Officer;

4.                Review and approve any severance or similar termination payments proposed to be made to any of the Named Executive Officers of the Company and the other executive officers of the Company;

5.                Review and approve (i) compensation programs for individuals hired by the Company as experts or (ii) retention programs for experts, where the total aggregate compensation or retention program made available to such individuals on the date of hire or retention in either case exceeds a certain dollar threshold established by the Board of Directors from time to time.

6.                Periodically review and approve the delegated authority to officers of the Company for recruiting individuals hired as experts or for retaining individuals as experts to the extent below the threshold established in item (5) above.

7.                Annually establish and administer the Executive Incentive Plan;

8.                Administer the Company’s 2003 Stock Plan and the 2003 Employee Stock Purchase Plan, as well as any other stock option, stock purchase, incentive or other benefit plans of the Company, fulfilling such duties and responsibilities as are set forth in such plans;

9.                Review and approve awards under the Company’s 2003 Stock Plan and the 2003 Employee Stock Purchase Plan, as such are recommended to the Committee by the Company’s Chief Executive Officer;

10.         Make regular reports to the Board of Directors concerning the activities of the Committee;

11.         Perform an annual performance evaluation of the Committee;

12.         Produce an annual report on executive compensation for inclusion in the Company’s proxy statement for the annual meeting of stockholders, in accordance with applicable rules and regulations; and

13.         Review and approve the Compensation Discussion and Analysis section in the Company’s proxy statement for the annual meeting of stockholders, as prepared by management of the Company.

Committee Meetings

The Committee shall meet at least four times per year. One such meeting shall be held at a time when the Committee can review and recommend annual base salary and incentive awards as described above. The other meetings shall be held at the discretion of the Chairman of the Committee with the agenda to be agreed by the members of the Committee in advance. Minutes of each of these meetings shall be kept. The Chief Legal Officer will function as the management liaison officer to the Compensation Committee.

LECG CORPORATION	Mark Here
	for Address	☐
Change or
Comments
PLEASE SEE REVERSE SIDE

		For	Withhold	For All
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.		All	All	Except
		☐	☐	☐
1. Election of Directors

Nominees:

01 David J. Teece	02 Garrett F. Bouton
03 Michael J. Jeffery	04 Willam W. Liebeck
05 Ruth M. Richardson	06 William J. Spencer
07 Walter H.A. Vandaele

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided below.)

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte Touche LLP as LECG’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

Dated:	, 2007

Signature of Stockholder

Signature if Held Jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signed the Proxy.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN DATE AND PROMPTLY RETURNED THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

LECG CORPORATION

2000 Powell Street, Suite 600

Emeryville, California 94608

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT

THE 2007 ANNUAL MEETING OF STOCKHOLDERS – FRIDAY, JUNE 8, 2007 AT 2:00 P.M. LOCAL TIME

LECG CORPORATION

2000 POWELL STREET, SUIT 600, EMERYVILLE, CA 94608

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Michael J. Jeffery and John C. Burke and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournment and postponements thereof.

Whether or not a choice is specified, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR RETURN IT TO LECG, C/O LASALLE NATIONAL BANK, 135/1811, P.O. BOX LL, CHICAGO, IL 60690-9882. STOCKHOLDERS MAY VOTE VIA WRITTEN PROXY AS IS DESCRIBED ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE